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                                                                    EXHIBIT 99.7

                                   FACT SHEET





The resolution of issues among the Department of Commerce, the Internet Corporation for Assigned Names and Numbers (ICANN), and Network Solutions, Inc.
(NSI) is embodied in five agreements (and the appendices to those agreements):

     - Registry Agreement between ICANN and NSI

     - revised Registrar Accreditation Agreement between ICANN and all registrars registering names in the .com, .net., and .org domains

     - revised, post-testbed Registrar License and Agreement between NSI and all registrars registering names in the .com, .net., and .org domains (the license for the Shared Registration System and related purposes)

     - an amendment to the Cooperative Agreement between the Department of Commerce and NSI

     - an amendment to the Memorandum of Understanding between the Department of Commerce and ICANN

The Department of Commerce and NSI have endorsed the package of agreements. ICANN's endorsement is subject to consideration of public comments. The agreements will be posted on ICANN's website today (www.icann.org/agreements.htm), and ICANN will receive comments for the next thirty days. The ICANN Board expects to make a final determination regarding this matter at its meeting on November 4, 1999. The agreements will also be posted on the NTIA website at www.ntia.doc.gov and on NSI's website at www.networksolutions.com. Because the agreements are interrelated and together resolve the broad array of outstanding issues, the package of agreements will not be entered into until after the ICANN Board's final decision. The Department of Commerce and NSI have agreed to extend the testbed period until November 5, 1999, to allow for ICANN's public comment process.

Following is a summary of the key issues addressed in these agreements:



OPERATION OF REGISTRY FOR .COM, .NET, AND .ORG DOMAINS

     - NSI will recognize ICANN and agree to operate the registry in accordance with provisions of the Registry Agreement between ICANN and NSI and the policies established by ICANN in accordance with the terms of that agreement.

     - Beginning January 15, 2000, NSI as registry will charge registrars $6 per registration-year for the remainder of the term of the Registry Agreement. (The fee will remain at $9 until January 15, 2000.) The fee may be increased to cover increases in the registry's net costs resulting from ICANN policies or from legislation specifically applicable to the provision of registry services.

     - NSI will agree to use its best commercial efforts to implement by January 15, 2000 modifications to the Shared Registration System that will (a) enable a registrar to accept registrations and renewals in one-year increments; and (b) enable a registrar to add one year to a registrant's registration period upon transfer of a registration from one registrar to another.

     - NSI will be contractually obligated to provide equivalent access to the Shared Registration System to all registrars accredited by ICANN (including NSI acting as a registrar) and to ensure that the revenues and assets of the registry are not utilized to advantage NSI's registrar activities to the detriment of other registrars.

     - The term of the Registry Agreement is four years from its signing. If ownership of NSI's registry and registrar operations is fully separated within 18 months, and the registry functions are performed by an entity that is not affiliated with a registrar and promises never to affiliate with a registrar, the term would be extended for four additional years. Department of Commerce approval is required for the transfer of NSI's registry operations and for the designation of a successor registry by ICANN.

     - Upon the expiration of the agreement, ICANN will conduct a process for selecting a successor registry, in which NSI may



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compete on an equal basis. If, during the term of the registry agreement, NSI fails to remedy its breach of the registry agreement it may be terminated as the registry for .com, .net, and .org.

     - NSI will continue to provide third parties bulk access to TLD zone files.

     - The Registrar License and Agreement has been modified to reflect various suggestions made by registrars during the testbed phase.

     - NSI will be entitled to establish its own prices for registrar services (the Cooperative Agreement currently requires NSI to charge $35 per year for those services).



EXERCISE OF ICANN'S AUTHORITY

     - ICANN will be contractually obligated, to the registry and to all accredited registrars, to comply with specified procedural requirements governing the exercise of its authority. These include (a) definition of the consensus required for action by ICANN and specification of the procedure for reviewing ICANN's determination that a consensus exists;
       (b) a commitment to open, transparent, and pro-competitive processes; and (c) a prohibition against arbitrary, unjustifiable, or inequitable actions.

     - The agreements explicitly define the subjects within the scope of ICANN's authority with respect to both the registry and registrars.

     - ICANN's authority to set policy for the registry may be terminated if
       (a) ICANN breaches the Registry Agreement and fails to remedy that breach; (b) the Department of Commerce withdraws its recognition of ICANN; or (c) the Department of Commerce concludes that ICANN has not made sufficient progress towards entering into agreements with other registries and NSI is competitively disadvantaged. In the event ICANN's authority is terminated, the Department of Commerce will assume the policy-setting function for registry services for the .com, .net and .org top level domains. The same provisions regarding the term of the Registry Agreement will apply under Department of Commerce supervision.



ICANN FUNDING

     - Registrar fees must be equitably apportioned and approved by registrars that account for payment of two-thirds of registrar fees. NSI has agreed that it will approve an ICANN registrar fee policy so long as its share of the registrar fees does not exceed $2 million.

     - gTLD registry fees must be equitably apportioned among gTLD registries. NSI has agreed to pay up to $250,000 in gTLD registry fees. Any gTLD fee structure that requires a higher payment by NSI must be approved by registries accounting for two-thirds of the gTLD registry fees.

     - Upon signing of the agreements, NSI would prepay $1.25 million towards its share of ICANN fees.



WHOIS DATA

     - All accredited registrars would be obligated to provide query-based access to registration data and would be barred from placing conditions upon any legal use of that data, except to prohibit use of the data to enable the transmission of mass unsolicited commercial solicitations via e-mail (spam) and to enable high-speed processes for applying for registrations.

     - All accredited registrars also would be required to provide third-party bulk access to registration data (subject to the restrictions discussed above) for an annual fee that may not exceed $10,000. This obligation would remain in effect until it is replaced by a different policy adopted by ICANN or a finding by the Department of Commerce that no individual or entity is able to exercise market power with respect to data used for development of third-party value added products and services.

INTERNIC


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     - Within six months, the InterNIC website (as well as the internic.com,
       internic.org, and internic.net domain names) will be transferred to the Department of Commerce.

     - Until the transfer is completed, NSI will maintain the internic.net website as a public information site with a directory of accredited registrars for .com, .net, and .org, with hotlinks to those registrars.

     - Within nine months, NSI will modify all of its registration templates and otherwise migrate from the use of the term "InterNIC," or Internet addresses that reflect the term "InterNIC."



MANAGEMENT OF THE AUTHORITATIVE ROOT SERVER

     Nothing in these agreements affects the current arrangements regarding management of the authoritative root server. NSI will continue to manage the authoritative root server in accordance with the direction of the Department of Commerce. The Department of Commerce expects to receive a technical proposal from ICANN for management of the authoritative root and this management responsibility may be transferred to ICANN at some point in the future. The Department of Commerce has no plans to transfer to any entity its policy authority to direct the authoritative root server.



                                              * * * * *

BACKGROUND

On July 1, 1997, President Clinton issued A Framework for Global Electronic Commerce and directed the Secretary of Commerce to privatize the management of the domain name system ("DNS") in a manner that increases competition and facilitates international participation in its management. Following an extensive public consultation process, the Department of Commerce on June 8, 1998, issued a Statement of Policy entitled Management of Internet Names and Addresses (the "White Paper"). The White Paper called upon the private sector to create a new, not-for-profit corporation to assume responsibility, over time, for the management of certain aspects of the domain name system. The White Paper also articulated the fundamental policies that would guide United States participation in the transfer of DNS management responsibility to the private sector: stability; competition; private, bottom-up coordination; and representation.

In October 1998, the Department of Commerce and NSI amended the Cooperative Agreement to facilitate the stable evolution of the domain name system in accordance with the White Paper and to introduce competition into the provision of registrar services in the .com, .net and .org domains. In November 1998, the Department of Commerce entered into a Memorandum of Understanding with ICANN for collaborative development and testing of the mechanisms, methods, and procedures necessary to transition management responsibility for specific DNS functions to the private sector.

Pursuant to the provisions of the amended Cooperative Agreement, NSI developed the Shared Registration System, which allows multiple registrars to submit domain name registrations to the registry for the .com, .net, and .org domains. On April 21, 1999, ICANN selected five Accredited Registrars to participate in Phase I testing of the SRS. The test period has been extended several times and has been opened to all registrars accredited by ICANN. Currently, there are 76 registrars accredited by ICANN. Of these, 29 have obtained the SRS software from NSI; 13 have been certified to begin operations; and 11 are actively registering domain names.


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